Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3/A (Nos. 333-165745 and 333-165748) of NewLead Holdings Ltd. of our report dated May 15, 2012 relating to the successor financial statements and of our report dated March 18, 2010, except with respect to the effects of the reverse stock split discussed in Note 1, as to which the date is December 29, 2010, and except for the effects of the discontinued operations discussed in Note 25, as to which the date is May 15, 2012, relating to the predecessor financial statements, which appear in this Form 20-F.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece
May 15, 2012